Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. Devellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN TERMINATES PHASE III ASSERT STUDY

RESEARCH TRIANGLE PARK, NC, April 3, 2007 – Icagen, Inc. (NASDAQ: ICGN) announced today that following a planned meeting of the independent Data Monitoring Committee (“DMC”) of the Company’s ASSERT trial of senicapoc (formerly ICA-17043) for the treatment of sickle cell disease in adults, the DMC recommended that the trial be terminated because of the low probability of achieving a reduction in crisis rate, the primary endpoint. In making their recommendation, the DMC noted that data from the trial indicated the expected increases in hemoglobin and hematocrit and decreases in reticulocytes as well as LDH and bilirubin, both markers of hemolysis. Among the available data, there were no statistically significant differences in safety measurements between the senicapoc and placebo treatment groups. The Company has informed the FDA of its plan to terminate the study based upon the DMC’s recommendation. The Company will analyze final data when available and consider future options for the development of senicapoc.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

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senicapoc for sickle cell disease, which is discussed above. Senicapoc is being co-developed under an agreement with the McNeil Pediatrics Division of McNeil-PPC, Inc., a subsidiary of Johnson & Johnson.

•	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

•	a lead compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies; and

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lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain and inflammatory disorders.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 6, 2007. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators, including McNeil, the Company’s collaborator for its sickle cell disease program. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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